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In this description of capital stock, references to ``we,'' ``us,'' ``our,''
and ``Lucent'' are to Lucent Technologies Inc., unless the context otherwise requires.

                          DESCRIPTION OF CAPITAL STOCK

Section 1 of our Restated Certificate of Incorporation, as amended, which we refer to as our certificate of incorporation, authorizes us to issue 10,250 million shares of capital stock, of which 10,000 million shares shall be common stock, $.01 par value, per share, which we refer to as our common stock, and 250 million shares shall be preferred stock, $1.00 par value, per share, which we refer to as our preferred stock.

Our certificate of incorporation was amended on April 8, 1996, February 17, 1999 and February 16, 2000, by the designation of 7.5 million shares, 7.5 million shares and 10.0 million shares, respectively, of our preferred stock as Series A Junior Participating Preferred Stock, which we refer to as our junior preferred stock.

Our certificate of incorporation was amended on August 6, 2001 by the designation of 1,885,000 shares of our preferred stock as 8.00% Redeemable Convertible Preferred Stock, which we refer to as our redeemable convertible preferred stock.

Common Stock

The holders of shares of our common stock are entitled to one vote for each share held upon all proposals presented to the stockholders on which the holders of our common stock are entitled to vote. Except as otherwise provided by law or by the resolution or resolutions adopted by our board of directors designating the rights, powers and preferences of any series of our preferred stock, the holders of shares of our common stock have the exclusive right to vote for the election of directors and for all other purposes. Our certificate of incorporation does not provide for cumulative voting in the election of our directors. Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock are entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor, and upon liquidation are entitled to receive pro rata all our assets available for distribution to such holders. See "Dividend Policy."

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series, including:

     o    the designation of the series;

     o the number of shares of the series, which number our board of directors may thereafter (except where otherwise provided in the applicable certificate of designation) increase or decrease (but not below the number of shares thereof then outstanding);

     o whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;





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     o    the rate of any dividends (or method of determining such dividends)
          payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the date or dates or the method for determining the date or dates upon which such dividends will be payable;

     o the redemption rights and price or prices, if any, for shares of the series;

     o the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

     o the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

     o whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

     o restrictions on the issuance of shares of the same series or of any other class or series;

     o    the voting rights, if any, of the holders of the shares of the series;
          and

     o    any other relative rights, preferences and limitations of such series.

We believe that the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. For example, the New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities, outstanding of at least 20%. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or our common stock, our board of directors may determine not to seek stockholder approval.

Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to our and our stockholders' best interests. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of our stock.

Junior Preferred Stock

We have designated and reserved 25 million shares of our preferred stock as our junior preferred stock for issuance upon the exercise of certain rights, see "-- Share Purchase Rights Plan."

Redeemable Convertible Preferred Stock

On August 6, 2001, we designated and issued 1,885,000 shares of our preferred stock as our redeemable convertible preferred stock. For a description of these securities, see "Description of Preferred Stock" in our registration statement for the redeemable convertible preferred stock filed with the Securities and Exchange Commission on July 8, 2002.





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Antitakeover Effects of Certain Provisions of Our Certificate of Incorporation
and By-Laws

Board of directors

Our certificate of incorporation provides that, except as otherwise fixed by or pursuant to the provisions of a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, the number of our directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which we would have if there were no vacancies, or the whole of our board of directors, but shall not be less than three. Our directors, other than those who may be elected by the holders of our preferred stock, will be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class which was originally elected for a term expiring at the annual meeting of stockholders held in 1997, another class which was originally elected for a term expiring at the annual meeting of stockholders held in 1998 and another class which was originally elected for a term expiring at the annual meeting of stockholders held in 1999, with each class to hold office until its successor is duly elected and qualified. Commencing with the 1997 annual meeting of stockholders, directors elected to succeed directors whose terms then expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

Our certificate of incorporation provides that, except as otherwise provided for or fixed by or pursuant to a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, newly created directorships resulting from any increase in the number of our directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of our remaining directors then in office, even though less than a quorum of our board of directors, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director. Subject to the rights of holders of our preferred stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class. These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of our directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

No stockholder action by written consent; special meetings

Our certificate of incorporation and by-laws provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our board of directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of our whole board of directors or by the chairman of our board of directors and any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board of directors or the chairman of our board of directors.

Advance notice procedures

Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders, which we refer to as our stockholder notice procedure. The stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors, or by a stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be





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4

eligible to be elected to our board of directors. The stockholder notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our board of directors or our board of directors, or by a stockholder who has given timely written notice to our secretary of such stockholder's intention to bring such business before such meeting. Under the stockholder notice procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by us not later than the close of business on the 45th calendar day nor earlier than the close of business on the 75th calendar day prior to the first anniversary of the record date of stockholders entitled to vote at the preceding year's annual meeting. However, if the event that the record date is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 75th calendar day prior to such record date and not later than the close of business on the later of the 45th calendar day prior to such record meeting or the 10th calendar day following the day on which public announcement of such record date is first made by us.

Notwithstanding the foregoing, in the event that the number of directors to be elected to our board of directors is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased board of directors at least 55 calendar days prior to the first anniversary of the record date for preceding year's annual meeting, a stockholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by us. Under the stockholder notice procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by us not earlier than the close of business on the 120th calendar day prior to such special meeting and not later than the close of business on the later of the 90th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board of directors to be elected at such meeting.

In addition, under the stockholder notice procedure, a stockholder's notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the stockholder notice procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

Amendment

Our certificate of incorporation provides that the affirmative vote of the holders of at least 80% of our voting stock, voting together as a single class, is required to amend provisions of our certificate of incorporation relating to:

     o    stockholder action without a meeting;

     o    the calling of special meetings;

     o    the number, election and term of our directors;

     o    the filling of vacancies; and

     o    the removal of directors.

Our certificate of incorporation further provides that our related by-laws described above (including the Stockholder Notice Procedure) may be amended only by a majority of the whole of our board of directors or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of our voting stock, voting together as a single class.

Share purchase rights plan

Pursuant to our share purchase rights plan, our board of directors has caused to be issued one preferred share purchase right, which we refer to as a right, for each outstanding share of our common stock. Each right will entitle the registered holder to purchase from us one one-hundredth of a share of our junior preferred stock at a price of $90.00, which we refer to as the purchase price, subject to adjustment. The





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5

description and terms of the rights are set forth in a Rights Agreement, dated as of April 4, 1996, between Lucent and The Bank of New York (successor to First Chicago Trust Company of New York), as rights agent. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the rights agreement.

Until the earlier to occur of:

     o ten days following a public announcement that a person or group of affiliated or associated persons , which we refer to as an acquiring person, other than us, our subsidiaries, an employee benefit plan of ours or any of our subsidiaries or an entity holding our common stock for or pursuant to the terms of any such plan, has acquired beneficial ownership of 10% or more of the outstanding shares of our common stock; and

     o ten business days (or such later date as may be determined by action of our board of directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of such outstanding shares of our common stock,

(the earlier of such dates being called the rights distribution date), the rights will be evidenced by the certificates evidencing ownership of shares of our common stock.

The rights agreement provides that, until the rights distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with our common stock. Until the rights distribution date (or earlier redemption or expiration of the rights), our common stock certificates will contain a notation incorporating the rights agreement by reference. As soon as practicable following the rights distribution date, separate certificates evidencing the rights which we refer to as the right certificates, will be mailed to holders of record of our common stock as of the close of business on the rights distribution date and such separate rights certificates alone will evidence the rights.

The rights will not be exercisable until the rights distribution date. The rights will expire on the 10th anniversary of the date of issuance, unless they are extended or they are earlier redeemed or exchanged by us, in each case, as summarized below.

In the event that any person or group of affiliated or associated persons becomes an acquiring person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of our common stock having a market value of two times the exercise price of the right. In the event that we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group of affiliated or associated persons becomes an acquiring person, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

At any time after any person or group becomes an acquiring person and prior to the acquisition by the acquiring person of 50% or more of our outstanding common stock, our board of directors may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of our common stock, or one one-hundredth of a share of our junior preferred stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

At any time prior to any person becoming an acquiring person, our board of directors may redeem the rights in whole, but not in part, at a redemption price of $.01 per right. The redemption of the rights may be made effective at such time on such basis and with such conditions as our board of directors, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of the rights will be eligible to receive the redemption price.

The terms of the rights may be amended by our board of directors without the consent of the holders of the rights; provided, however, that, from and after such time as any person or group of affiliated or associated persons becomes an acquiring person, no such amendment may adversely affect the interests of





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the holders of the rights. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of our company, including, without limitation, the right to vote or to receive dividends.

The number of outstanding rights and the number of one one-hundredths of a share of our junior preferred stock issuable upon exercise of each right also will be subject to adjustment in the event of a stock split of our common stock or a stock dividend on our common stock payable in our common stock or subdivisions, consolidations or combinations of our common stock occurring, in any such case, prior to the rights distribution date. The purchase price payable, and the number of shares of our junior preferred stock or other securities or property issuable, upon exercise of the rights will be subject to adjustment from time to time to prevent dilution:

     o in the event of a stock dividend on, or a subdivision, combination or reclassification of, our junior preferred stock;

     o upon the grant to holders of our junior preferred stock of certain rights or warrants to subscribe for or purchase our junior preferred stock at a price, or securities convertible into our junior preferred stock with a conversion price, less than the then-current market price of our junior preferred stock; or

     o upon the distribution to holders of our junior preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in our junior preferred stock) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least one percent in such purchase price. No fractional shares of our junior preferred stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of our junior preferred stock, which may, at our election, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of our junior preferred stock on the last trading day prior to the date of exercise.

Shares of our junior preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of our junior preferred stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the most recent prior cash dividend declared per share of our common stock. In the event of liquidation, our junior preferred stockholders will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of our common stock. Each share of our junior preferred stock will have 100 votes voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of our junior preferred stock will be entitled to receive 100 times the amount received per share of our common stock. These rights are protected by customary anti-dilution provisions.

Due to the nature of our junior preferred stock's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of junior preferred stock purchasable upon exercise of each right should approximate the value of one share of our common stock.

The rights have certain antitakeover effects. The rights will cause substantial dilution to a person or group of persons that attempts to acquire us on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors prior to the time that a person or group has acquired beneficial ownership of 10% percent or more of our common stock since the rights may be redeemed by us at the redemption price until such time.

Delaware business combination statute

Section 203 of the Delaware General Corporation Law, which we refer to as the DGCL, provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:





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     o    prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     o upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

     o on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise specified in Section 203, an interested stockholder is defined to include:

     o any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

     o    the affiliates and associates of any such person.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. The provisions of
Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board of directors, since the stockholder approval requirement would be avoided if a majority of our directors then in office approves either the business combination or the transaction which results in any such person becoming an interested shareholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

Liability of Directors; Indemnification

Our certificate of incorporation provides that a director of our company will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL, as amended from time to time, for liability:

     o for any breach of the director's duty of loyalty to us or our stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions; or

     o for any transaction from which the director derived an improper personal benefit.

Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

While our certificate of incorporation provides our directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, our certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of our company or is or was serving at the request of our company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other





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capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than said law permitted us to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have us pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of our certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of our company thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. Our certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.

Transfer Agent and Registrar

The Bank of New York is the transfer agent and registrar for our common stock and our redeemable convertible preferred stock.